Exhibit 97.1

COMPENSATION RECOUPMENT POLICY TAKEDA PHARMACEUTICAL COMPANY LIMITED

I.Policy for Recovery upon Restatement of Financial Statements
A.In the event the Company is required to prepare a Restatement, the following shall apply:
(i)Company will recover reasonably promptly any Erroneously Awarded Compensation from its Covered Executives (which, for purposes of this Section, are its Executive Officers), to the fullest extent practicable under applicable law and, in any event, as required under Rule 10d-1 or other applicable law.
(ii)Notwithstanding any other terms of this policy, the Company will (a) as long as the Company is subject to Rule 10d-1, comply with this Policy for Recovery upon Restatement of Financial Statements, which will be interpreted at all times in accordance with Rule 10d-1; (b) not indemnify any Executive Officer or former Executive Officer against the loss of Erroneously Awarded Compensation, and (c) not be obligated to recover Erroneously Awarded Compensation to the extent permitted by Rule 10d-1.
B.In addition to the Company’s obligations to recover Erroneously Awarded Compensation in accordance with Rule 10d-1 and Section I.A, in the event of a Restatement, the Board may seek, in its sole discretion, to Recoup additional Covered Compensation by following the terms and procedures set forth in Section II.A(i)-(ii) and Section II.B.
II.Policy for Recovery upon Significant Misconduct
A.In addition to, but without limiting in any respect, the Company’s obligations to Recoup Covered Incentive Compensation pursuant to the Recovery Policy upon Restatement set forth in Section I, in the event of Significant Misconduct, the Board may seek, in its sole discretion, to Recoup Covered Compensation received by a Covered Executive, as follows:
i.If the Board determines that it is appropriate to Recoup Covered Compensation from a Covered Executive under this Section, the Board shall, in consultation with the Compensation Committee, decide on (a) the amount of Covered Compensation provided to the Covered Executive that is subject to Recoupment, and (b) the method of Recoupment, including whether to seek the return of Covered Compensation already paid or to withhold or otherwise Recoup (totally or partially) compensation that has not vested or has not been paid.
ii.The determination by the Board of whether to Recoup Covered Compensation may be influenced by a variety of factors, including, but not limited to, (a) whether the use of Company resources and the expense of seeking reimbursement or forfeiture is reasonable in relation to the amount sought or likely to be recovered, (b) the likelihood of success in seeking reimbursement or forfeiture under governing law, (c) whether other disciplinary actions against the Covered Executive have been taken, and (d) any other factors deemed appropriate by the Board.
B.The Board shall retain oversight responsibility for all matters arising under this Section. Any determination, decision or interpretation made by the Board under this Section shall be final, binding and conclusive on all parties. Any such determination of the Board need not be uniform with respect to one or more Covered Executives. This Section may be amended or terminated at any time by the Board.

Compensation Recoupment Policy Takeda Pharmaceutical Company Limited
III.Miscellaneous
A.Nothing in this policy is designed or intended to limit or restrict the Company or the Board from taking any disciplinary or legal action with respect to a Covered Executive or otherwise acting as they deem appropriate or are required by law or regulation, including in connection with Section 304 of the Sarbanes-Oxley Act of 2002. Decisions made pursuant to this policy may be made in conjunction with, or separate and apart from, other Company Recoupment programs. Notwithstanding the preceding sentence, the Board shall not Recoup compensation from a Covered Executive under this policy if such compensation has been Recouped under another Company policy or rule for the same Restatement or Significant Misconduct occurrence.
B.The Company will comply with all applicable securities laws and regulations, including disclosure requirements regarding executive compensation and pursuant to Rule 10d-1. The Company may also, but is not obligated to, provide additional disclosure beyond that required by law or regulation when the Company deems it to be appropriate and determines that such disclosure is in the best interest of the Company and its shareholders.
C.The terms of this policy shall be effective as of the Effective Date. For any date prior to the Effective Date, nothing in this policy shall be construed as constraining the effect of the Compensation Recoupment Policy adopted by the Company and effective as of April 1, 2020 (the “Prior Policy”), with respect to matters arising prior to the Effective Date. This policy shall be deemed to supersede and replace in all other respects the Prior Policy as of the Effective Date.

IV.Definitions
Terms used herein but not otherwise defined will have the meanings assigned to them in Rule 10d-1. The following terms will have the meanings assigned to them below as follows:
“Board” means the independent, external members of the Board of Directors of Takeda Pharmaceutical Company Limited.
“Company” means Takeda Pharmaceutical Company Limited and, in the case where Covered Compensation is not paid, granted or awarded by, or received, earned or vested from Takeda Pharmaceutical Company Limited, Takeda Pharmaceutical Company Limited and each and any of its divisions, affiliates or subsidiaries.
“Covered Compensation” means any compensation under the Company’s short-term and long-term incentive plans and other contingent compensation that is paid, granted, awarded, received, earned, or vested within the Recovery Period. Covered Compensation includes Covered Incentive-based Compensation.
“Covered Executive” means (a) with respect to the Recovery Policy upon Restatement, an executive officer as defined in Rule 10d-1 (“Executive Officer”), and (b) with respect to the Policy for Recovery upon Significant Misconduct and Section I.B, any member of the Takeda Executive Team, any Internal Director, and any other individual so designated from time to time by the Board. “Covered Executives” includes persons both currently and formerly employed by or providing services to the Company.
“Covered Incentive-based Compensation” means all Incentive-based Compensation Received by a person: (a) after beginning service as an Executive Officer, (b) who served as an Executive Officer at any time during the performance period for that Incentive-based Compensation, (c) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (d) during the Recovery Period.
“Effective Date” means October 2, 2023 and this policy shall apply to all Covered Compensation Received in the fiscal year beginning on April 1, 2023 and thereafter for so long as this policy remains in effect. For the avoidance of doubt, Covered Incentive-based Compensation Received in fiscal years ended prior to April 1, 2023 will not be subject to the Recovery Policy upon Restatement. No such limitation will apply to Covered Compensation other than Covered Incentive-based Compensation under the Recovery Policy upon Restatement.

Compensation Recoupment Policy Takeda Pharmaceutical Company Limited
“Erroneously Awarded Compensation” means the amount of Covered Incentive-based Compensation received that exceeds the amount of Covered Incentive-based Compensation that otherwise would have been received had it been determined based on the restated amounts, and will be computed without regard to any taxes paid. For Covered Incentive-based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in a Restatement, (a) the amount will be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Covered Incentive-based Compensation was received, and (b) the Company will maintain documentation of the determination of that reasonable estimate and provide such documentation to the relevant national securities exchange or national securities association.
“Financial reporting measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures. A financial reporting measure need not be presented within the financial statements or included in a filing with the Commission.
“Incentive-based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure.
“Policy for Recovery upon Restatement of Financial Statements” means the policy contained in Section I.A of this policy.
“Policy for Recovery upon Significant Misconduct” means the policy contained in Section II of this policy.
“Trigger Date” means (a) with respect to a Restatement, the earlier to occur of: (i) the date the board of directors of the Company (or a committee of the board of directors, or the officer or officers of the Company authorized to take such action if board action is not required) concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare a Restatement; and
(b) with respect to Significant Misconduct, the date the Board determines, in its sole discretion, that such Significant Misconduct occurred.
“Received” means, with respect to Incentive-based Compensation and a fiscal period of the Company, the Company’s fiscal period during which the financial reporting measure specified in the Incentive-based Compensation award is attained, even if the payment or grant of the Incentive-based compensation occurs after the end of that period.
“Recoup” or “Recoupment” means any and all of the following methods that the Board may choose to seek recovery of funds from the Covered Executive to the extent permitted by law: (a) reducing all or a portion of a current or future bonus or other cash or non-cash short-term or long-term incentive compensation award, (b) requiring reimbursement of all or a portion of a paid bonus or other cash- based incentive compensation award, (c) cancelling all or a portion of a future-vesting equity award,
(d) cancelling all or a portion of an equity award that previously vested, (e) requiring return of shares paid upon vesting and/or reimbursement of any proceeds received from the sale of an equity award, and (f) any other similar actions. For the avoidance of doubt, where Covered Compensation is required to be Recouped through a Company other than Takeda Pharmaceutical Company Limited, “Recoup” includes the decision by the Board to require such Company to recover the relevant Covered Compensation.
“Recovery Period” means three completed fiscal years immediately preceding the Trigger Date. The Recovery Period also includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years, provided, however, that a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year; provided further that, solely for purposes of the Policy for Recovery upon Significant Misconduct and Section I.B, Recovery Period shall include the fiscal year in which the Trigger Date occurs.

Compensation Recoupment Policy Takeda Pharmaceutical Company Limited
“Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
“Rule 10d-1” means Rule 10d-1 of the Securities Exchange Act of 1934 (the “Exchange Act”) and any rule of any national securities exchange or national securities association, in each case as such terms are defined in the Exchange Act, implementing Rule 10d-1 of the Exchange Act.
“Significant Misconduct” means conduct by a Covered Executive that the Board determines resulted in a significant negative impact on the Company’s reputation, a material breach of a duty to the Company, a material violation of the Takeda Global Code of Conduct, a material violation of an applicable law or regulation, or a material breach of a restrictive covenant with the Company.

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